SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Quipp, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
REPORT OF CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
FEES PAID TO AUDITORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
FISCAL YEAR END OPTION VALUES
PROPOSAL TO AMEND AND RESTATE THE QUIPP, INC. EQUITY COMPENSATION PLAN
INDEPENDENT PUBLIC ACCOUNTANTS
FIVE YEAR PERFORMANCE COMPARISON
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADVANCE NOTICE PROCEDURES
SHAREHOLDER PROPOSALS

QUIPP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Quipp, Inc.:

     The 2005 annual meeting of shareholders of Quipp, Inc. will be held at its corporate offices at 4800 N.W. 157 Street, Miami, Florida on June 7, 2005 at 10:00 a.m. Eastern Daylight Time, for the following purposes:

(1)	To elect six members of the Board of Directors to serve until the 2006 annual meeting of shareholders;

(2)	To vote upon a proposal to amend and restate the Quipp, Inc. Equity Compensation Plan (the proposed amendments will not increase the number of shares authorized for issuance under the Plan);

(3)	To vote upon a proposal to ratify the appointment of KPMG LLP as independent public accountants to examine Quipp’s consolidated financial statements for 2005; and

(4)	To transact such other business as may properly be presented at the annual meeting or any adjournments thereof.

     Holders of Quipp’s common stock of record at the close of business on April 18, 2005 are entitled to receive this notice and to vote at the annual meeting and any adjournment.

     Your vote is important. Whether you plan to attend the annual meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

Miami, Florida	By Order of the Board of Directors
April 25, 2005
Alan Singer,
Secretary

QUIPP, INC.

4800 N.W. 157 STREET
MIAMI, FLORIDA 33014-6434

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies from the holders of Quipp common stock by the Board of Directors for use at the 2005 annual meeting, to be held on the date, time and place, and for the purposes set forth in the foregoing notice. This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about April 25, 2005.

Voting Rights; Votes Required for Approval

     The Board of Directors has fixed the close of business on April 18, 2005 as the record date for the annual meeting. Only holders of record of shares of Quipp common stock on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 1,423,775 shares of Quipp common stock outstanding and entitled to vote at the meeting.

     Each holder of record of Quipp common stock as of the record date is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Quipp common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Directors are elected by a plurality of votes cast (in other words, the nominees with the highest number of votes are elected). Generally, under Florida law, action on a matter, other than the election of directors, is approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Therefore, a properly executed proxy marked “Abstain,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate number of shares represented and entitled to vote at the meeting, will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in vote totals, but, if deemed represented for any purpose at the meeting, will be counted for purposes of determining whether there is a quorum at the meeting.

     All shares of Quipp common stock represented by properly executed proxies received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed and timely returned proxy, the persons named in the proxy will vote the shares FOR the election of the six nominees of the Board of Directors, the approval of the proposal to amend and restate the Quipp, Inc. Equity Compensation Plan, and the ratification of the appointment of KPMG LLP. If you decide to attend the meeting, you can vote your shares in person, even if you have already returned your proxy.

     The Board of Directors is not currently aware of any business to be acted upon at the annual meeting other than as described in this proxy statement. If, however, other matters are properly brought before the meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

     You may revoke your proxy at any time prior to its use by delivering or mailing in sufficient time to be received prior to the annual meeting a signed notice of revocation or a later-dated signed proxy to the Secretary of Quipp at the address listed above, or by attending the meeting and voting in person. Attendance at the meeting will not in itself constitute the revocation of a proxy.

     Quipp will pay the cost of solicitation of proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and Quipp will, upon request, reimburse them for their reasonable expenses in so doing. Quipp may request, in person, by telephone or telecopy, the return of proxy cards. Such solicitation may be made by Quipp’s directors, officers or regular employees. Quipp has retained The Altman Group, Inc. to assist in the solicitation of proxies and will pay it a fee of $4,500 plus expenses for such services.

Securities Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information concerning ownership of Quipp common stock as of April 18, 2005 (unless otherwise noted) by (a) each shareholder that has indicated in public filings that the shareholder beneficially owns more than five percent of the common stock, (b) each director and each nominee for election as a director of Quipp, (c) each executive officer of Quipp named in the Summary Compensation Table under “Executive Compensation,” and (d) all directors and executive officers of Quipp as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned	Outstanding Shares(1)
Ralph M. Branca (2)	21,814	1.5%

William A. Dambrackas (3)	5,000	*

Lawrence J. Gibson (4)	5,000	*

Michael S. Kady (5)	11,500	*

Cristina H. Kepner (6)	26,174	1.8%

Arthur J. Rawl (7)	5,100	*

Robert C. Strandberg (8)	5,000	*

Angel Arrabal (9)	5,635	*

Christer A. Sjogren (10)	18,858	1.3%

David Switalski (11)	7,515	*

Aegis Financial Corp. (12)	133,100	9.3%

FMR Corp. (13)	141,500	9.9%

JDL Capital, LLC(14)	78,989	5.5%

Kenneth G. Langone (15)	79,607	5.6%

Pyramid Trading Limited Partnership (16)	162,838	11.4

Scion Capital, LLC (17)	122,712	8.6%

All directors and executive officers as a group (18)	111,596	7.4%

*	Less than 1%

(1)	Applicable percentage of ownership is based on 1,423,775 shares of common stock outstanding on April 18, 2005. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently, or within 60 days of April 18, 2005, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 5,000 shares underlying options.

(3)	Includes 5,000 shares underlying options.

(4)	Includes 5,000 shares underlying options.

(5)	Includes 8,500 shares underlying options.

(6)	Includes 10,000 shares underlying options.

(7)	Includes 5,000 shares underlying options.

(8)	Includes 5,000 shares underlying options.

(9)	Includes 5,625 shares underlying options.

(10)	Includes 18,000 shares underlying options.

(11)	Includes 7,500 shares underlying options.

(12)	Includes 78,300 shares owned by the Aegis Value Fund, Inc. and 54,800 shares held by private investment advisory clients of Aegis Financial Corp. (“Aegis”) (the “Accounts”), including William S. Berno (800 shares), Paul Gambal (1,350 shares) and Scott L. Barbee (3,000 shares), for which Aegis provides investment advisory services. As investment advisor to the Aegis Value Fund and the Accounts, Aegis has the sole power to dispose of the 133,100 shares held by the Aegis Value Fund and the Accounts. Aegis has sole power to vote or direct the vote of the 54,800 shares held by the Accounts. Messrs. Berno and Barbee, Managing Directors of Aegis, also may be deemed to beneficially own the 78,300 shares held by the Aegis Value Fund because they have voting power over those shares as a result of their positions as directors and officers of the Aegis Value Fund. The address of Aegis is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201-4798. The information in this note is derived from Amendment No. 3 to a Schedule 13D filed with the Securities and Exchange Commission on January 4, 2002 by Aegis, Form N-CSR filed by the Aegis Value Fund, Inc. with the Securities and Exchange Commission on November 7, 2003 and Form 13F filed by Aegis with the Securities and Exchange Commission on February 14, 2005. Aegis was formerly known as Berno, Gambal & Barbee, Inc.

(13)	Consists of 141,500 shares owned by Fidelity Low Priced Stock Fund, a registered investment company (the “Fund”). FMR Corp. is a parent holding company of Fidelity Management & Research Company (“Fidelity”), which acts as an investment adviser to the Fund. Through their control of Fidelity, each of Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp. has sole power to dispose of the 141,500 shares owned by the Fund. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the 141,500 shares owned by the Fund, which power resides with the Fidelity funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity funds’ boards of trustees. Members of Mr. Johnson’s family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Ms. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The address of FMR Corp., Fidelity and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109. The information in this note is derived from the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 by FMR Corp., Fidelity, the Fund, Mr. Johnson and Ms. Johnson.

(14)	Consists of 78,989 shares held jointly by JDL Partners, LP (“JDL”), JDL Capital, LLC (“JDL Capital”) and John D. Lori (collectively, the “JDL Reporting Persons”). JDL is a Delaware private investment partnership whose general partner is JDL Capital. John D. Lori is the managing member of JDL Capital. The address of the JDL Reporting Persons is 106 Seventh Street, Suite 202, Garden City, New York 11530. The information in this note is derived from a Schedule 13D filed with the Securities and Exchange Commission on February 9, 2005.

(15)	Includes 33,891 shares held by Invemed Associates LLC. Mr. Langone is the Chairman of the Board and President of Invemed Associates LLC and principal owner of its corporate parent. The address of Mr. Langone is Invemed Associates LLC, 375 Park Avenue, New York, New York 10152. The information in this note is derived from Amendment No. 9 to a Schedule 13D filed with the Securities and Exchange Commission on August 21, 2001 by Mr. Langone.

(16)	Pyramid Trading Limited Partnership has shared beneficial ownership with regard to all 162,838 shares with Oakmont Investments, LLC and Mr. Daniel Asher. Oakmont Investments, LLC is the general partner of Pyramid Trading Limited Partnership, and Mr. Asher is Manager of Oakmont Investments, LLC. The address of Pyramid Trading Limited Partnership, Oakmont Investments, LLC and Mr. Asher is 440 S. LaSalle Street, Suite 700, Chicago, IL 60605. The information in this note is derived from a Schedule 13D filed with the Securities and Exchange Commission on July 3, 2000 and Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on May 8, 2001 by Pyramid Trading Limited Partnership, Oakmont Investments, LLC and Mr. Asher.

(17)	Scion Capital, LLC (“Scion”) serves as investment manager to Scion Value Fund, a series of Scion Funds, LLC and Scion Qualified Value Funds, a series of Scion Qualified Funds, LLC, both of which are private investment companies (the “Funds”). In its role as investment manager, Scion possesses voting and/or investment power over Quipp securities owned by the Funds. All of the shares listed in the table are owned by the Funds. The address of Scion Capital, LLC is 20400 Stevens Creek Blvd., Suite 840, Cupertino, California 95014. The information in this note is derived from Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2005 by Scion Capital, LLC.

(18)	Includes 74,625 shares underlying options.

ELECTION OF DIRECTORS

Nominees for Election

     At the annual meeting, six directors are to be elected. The six directors to be elected at the meeting will serve for a one-year term expiring at Quipp’s 2006 annual meeting.

     The persons named in the enclosed proxy intend to vote the proxy for the election of each of the six nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until a successor has been duly elected or qualified, or until the earliest of his or her death, resignation or retirement.

     The Board of Directors believes that the nominees will be able to serve as directors, if elected. If any nominee is unable to serve, proxies will be voted for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

     Ralph M. Branca is not standing for reelection at the annual meeting. Mr. Branca has been a director of Quipp since July 1991 and, at the request of the Board, served on an interim basis as President and Chief Executive Officer of Quipp from May 1995 to April 1998 and from August 2001 to February 2002. The Board is profoundly grateful to Mr. Branca for his service to Quipp over the years.

     Set forth below is certain information concerning the nominees for election as directors:

Name	Age	Position with the Company
Cristina H. Kepner	59	Chairman of the Board
William A. Dambrackas	61	Director
Lawrence J. Gibson	52	Director
Michael S. Kady	55	President, Chief Executive Officer and Director
Arthur J. Rawl	62	Director
Robert C. Strandberg	47	Director

     Ms. Kepner has been a director of Quipp since January 1995 and Chairman of the Board of Directors since April 2004. She was Executive Vice President of Invemed Associates, LLC, an investment banking firm, from February 1978 to December 2000. Since December 2000, Ms. Kepner has served as an advisor to Invemed. Ms. Kepner is also a director of Cepheid, and ViroLogic, Inc.

     Mr. Dambrackas has been a director of Quipp since October 2004. Mr. Dambrackas is Executive Vice President, Advanced Technology of Avocent Corporation, a provider of digital KVM (keyboard, video and mouse) switching systems, serial connectivity devices, extension and wireless extension products and technologies for the computer industry. He was the Chairman, President and Chief Executive Officer of Equinox Systems, Inc., designer and marketer of server-based Communications products, from March 1983, when he founded the company, until January 2001, when Equinox was acquired by Avocent. Mr. Dambrackas has been granted United States patents for three computer technology inventions, and is the inventor of Dambrackas Video Compression (DVC), a patent-pending remote server management technology.

     Mr. Gibson has been a director of Quipp since October 2001. He has been President of Gibson Consulting, a private business consulting firm, since June 1999. Mr. Gibson was Senior Vice President, Human Resources, Quality Management and Information Technology of Harvard Pilgrim Health Care from April 1992 to June 1999. From October 1986 to April 1992, he served in various capacities for Motorola/Information Systems Group, the most recent of which was Vice President, Human Resources.

     Mr. Kady has been President and Chief Executive Officer and a director of Quipp since February 2002 and President of Quipp Systems, Inc. since March 2002. From January 2000 to January 2001, he served as President of GMP Metal Products, a manufacturer of engineered components. From May 1996 to May 1999, Mr. Kady was President and Chief Operating Officer of Shuttleworth, Inc., a global manufacturer of automated material handling equipment. Prior to that time, he held a variety of general management, engineering and financial roles with Danly-Komatsu LP, Cooper Industries, Inc., and FMC Corporation.

     Mr. Rawl has been a director of Quipp since May 2004. He has been Chairman and Chief Executive Officer of Rawl & Associates, a private strategic consulting firm, since May 2003. From September 1999 until May 2003, he was President and Chief Executive Officer of Brazil American Auto Group, Inc., a Sao Paulo-based consolidator of South American automotive retailers. From 1997 to 1999, Mr. Rawl was a consultant to Chrysler Financial Corp. in connection with the development of a new structured financial product line. From 1994 to 1997, he was Executive Vice President and Chief Financial Officer of United Auto Group, Inc., a consolidator and operator of automobile dealerships and related businesses. From 1990 to 1994, Mr. Rawl was Executive Vice President of Hanlin Group, Inc., a

chemical and PVC products manufacturer. Prior to that time, he had a 23-year tenure at Deloitte & Touche LLP, including 12 years as a partner. Mr. Rawl is a certified public accountant.

     Mr. Strandberg has been a director of Quipp since October 2004. Mr. Strandberg has been the Chief Executive Officer of Xtrans, Inc., a supplier of high performance wireless radio components that are sold to the defense, VSAT and cellular/PCS infrastructure markets worldwide since May 2001. From May 1997 until August 2000, he was President and Chief Executive Officer of PSC, Inc., a provider of bar code scanners, related optical devices and mobile/wireless data collection devices. Mr. Strandberg was also Chairman and CEO of Datamax Inc., a provider of specialized, high performance printers and related systems, from April 1989, when he founded the company, until June 1996.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

     Quipp’s Corporate Governance Guidelines, which include guidelines for determining director independence and other matters relating to Quipp’s corporate governance, is available on Quipp’s website. In addition, Quipp’s other corporate governance documents, including the Charter of the Audit Committee, the Charter of the Corporate Governance and Compensation Committee and Quipp’s Code of Conduct, are also available on Quipp’s website. Shareholders may access these documents on the Investor Information page of Quipp’s website at www.quipp.com/investors/investors.html.

     Quipp’s website is not part of this proxy statement and references to Quipp’s website address are intended to be inactive textual references only.

Board Independence

     The Board of Directors has determined that each of Cristina H. Kepner, William A. Dambrackas, Lawrence J. Gibson, Arthur J. Rawl and Robert C. Strandberg is an independent director within the meaning of the rules of the Nasdaq Stock Market, Inc. In addition, the Board has determined that each of the members of the two Board committees is also independent within the meaning of the rules of the Nasdaq Stock Market, Inc., including additional rules relating to audit committee members.

Executive Sessions of Independent Directors

     The independent directors meet regularly outside of the presence of directors who are not independent.

Board of Directors and Board Committees

     The Board of Directors held seven meetings during 2004. It is the Board’s policy that directors should attend Quipp’s annual meeting of shareholders absent exceptional cause. All Board members attended the 2004 annual meeting.

     Quipp has an Audit Committee and a Corporate Governance and Compensation Committee. The Corporate Governance and Compensation Committee performs the functions typically performed by a corporate governance and nominating committee and a compensation committee.

Audit Committee

     The Audit Committee is currently comprised of Mr. Rawl (Chairman), Ms. Kepner and Mr. Strandberg. The Audit Committee has sole authority to retain, compensate, terminate, oversee, and evaluate the independent auditors, and reviews and approves in advance all audit and non-audit services (other than prohibited non-audit services) performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in Quipp’s filings with the Securities and Exchange Commission; oversees Quipp’s compliance with legal and regulatory requirements; and meets separately with the independent auditors as often as deemed necessary or appropriate by the Committee. In this regard, the Audit Committee also reviews major issues regarding accounting principles and financial statement presentation, and periodically discusses with management the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

     The Board of Directors has determined that Arthur J. Rawl is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations, and, therefore, Mr. Rawl qualifies as a financially sophisticated audit committee member as required by The Nasdaq Stock Market, Inc.’s Corporate Governance Rules.

     The Audit Committee met eight times during 2004.

Corporate Governance and Compensation Committee

     The Corporate Governance and Compensation Committee (formerly, the Compensation and Nominating Committee) is currently comprised of Messrs. Gibson (Chairman) and Dambrackas, and Ms. Kepner. The Committee recommends to the Board of Directors nominees for election as directors, the responsibilities of Board committees, and each committee’s membership; oversees the annual evaluation of the Board and Board committees; reviews the adequacy of Quipp’s Corporate Governance Guidelines; and recommends other corporate governance-related matters for consideration by the Board. In addition, the Corporate Governance and Compensation Committee is responsible for developing and recommending to the Board compensation plans and programs for executive officers and annually reviewing the adequacy of the plans and programs; establishing compensation arrangements and incentive goals for executive officers and administering incentive and equity-based plans; reviewing the performance of executive officers, awarding incentive compensation and adjusting compensation arrangements as appropriate based on performance; reviewing and monitoring management development and succession plans; and periodically reviewing the compensation of non-employee directors.

     The Corporate Governance and Compensation Committee met five times during 2004.

Consideration of Director Candidates

     The Corporate Governance and Compensation Committee considers candidates for Board membership. The Charter of the Corporate Governance and Compensation Committee requires that the Committee consider and recommend to the Board the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of Quipp’s business. The Committee determines what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board, taking into account the qualities described above when recommending to the Board nominees for election as directors. The manner in which the Corporate Governance and Compensation Committee evaluates the potential directors will be the same for candidates recommended by shareholders as for candidates recommended by others. Shareholders can recommend candidates for nomination by writing to the Chairman of the Corporate Governance and Compensation Committee, c/o Quipp, Inc., 4800 N.W. 150th Street, Miami, FL 33014-6434. In order to enable consideration of the candidate in connection with our 2006 annual meeting of shareholders, a shareholder must submit the following information by December 26, 2005: (1) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending shareholder; (3) the consent of the candidate to service as a director; and (4) proof of the number of shares of the Company’s common stock that the recommending shareholder owns and the length of time the shares have been owned. In considering any candidate proposed by a shareholder, the Corporate Governance and Compensation Committee will reach a conclusion based on the criteria described above. The Corporate Governance and Compensation Committee may seek additional information regarding the candidate. After full consideration, the shareholder proponent will be notified of the decision of the committee.

     Messrs. Dambrackas and Strandberg were first recommended for election to the Board of Directors by a third-party search firm.

Communications with the Board

     Shareholders and other interested persons may communicate with the Board of Directors by writing to the Board at Board of Directors, c/o Quipp, Inc., 4800 N.W. 157th Street, Miami, FL 33014-6434 or, if the communication is to be directed solely to the independent members of the Board, at Independent Directors, c/o Quipp, Inc., 4800 N.W. 157th Street, Miami, FL 33014-6434. In addition, shareholders and other interested parties may contact Quipp’s Audit Committee to report complaints about Quipp’s accounting, internal accounting controls or auditing matters by writing to the Audit Committee, c/o Quipp, Inc., 4800 N.W. 157th Street, Miami, FL 33014-6434. Communications to the Board of Directors regarding accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other concerns will be addressed as determined by the Board of Directors or, if applicable, the independent directors. You can report your concerns to the Board of Directors, the independent directors or the Audit Committee anonymously or confidentially.

Code of Conduct

     Quipp has a Code of Conduct applicable to all of its officers, other employees and directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely, and understandable disclosures in periodic reports required to be filed by Quipp; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code of Conduct to an appropriate person identified in the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Code of Conduct by disclosing such matters in the Investor Information section of our website.

Compensation of Directors

     Quipp currently pays each non-employee director an annual cash retainer of $6,000 ($8,000 for the Chairman of the Board and $7,000 for each Committee chair), a fee of $1,200 for attendance at each meeting of the Board of Directors ($600 for each meeting attended by teleconference) and a fee of $400 for each meeting of a Board committee ($200 for each meeting attended by teleconference). In 2004, Quipp granted an option to purchase 5,000 shares of its common stock to each of the directors who began serving in 2004: Messrs. Dambrackas, Rawl and Strandberg. The options had an exercise price per share equal to the closing price of the Company’s common stock on the date of grant. In addition, the options vested immediately and expire on the tenth anniversary of the date of grant.

REPORT OF CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The Corporate Governance and Compensation Committee traditionally follows two basic principles in setting the compensation for Quipp’s executive officers. First, annual compensation should, to a meaningful extent, reflect Quipp’s financial performance. Second, incentives should be provided that will tie long-term rewards for the executive officers to increases in shareholder value. The Committee has attempted to effect this policy through three components of compensation: salary, bonuses and stock options.

     During the latter part of 2004 and early 2005, the Committee has been engaged in a reevaluation of elements of its compensation principles. In light of the uncertain environment in the newspaper industry in the last several years, the Committee has recognized the need to encourage performance that enables the Company to maintain and hopefully increase its market presence. Moreover, as demonstrated by the Committee’s reticence over the last several years to grant options to executives other than Mr. Kady, the Committee does not believe that option grants made in the late 1990s achieved the goal of providing incentives for the enhancement of shareholder value, because the grants generally did not result in meaningful long-term equity participation by employees. As a result, the Committee is contemplating the implementation of a Supplemental Employee Retirement Program (“SERP”) under the Company’s Equity Compensation Plan, designed to encourage a long-term commitment to Company performance and to facilitate a more effective incentive for the enhancement of shareholder value. The Committee believes the SERP is more likely to achieve these goals than stock options because (i) stock units would be available under the SERP based on, among other things, performance over an extended period of time and (ii) it is anticipated that payouts with respect to stock units allocated under the SERP generally would not be made until retirement or certain other types of termination of employment. The definitive terms of the SERP have not yet been developed, and will be disclosed by the Company after they are approved by the Committee.

     Compensation determinations for the Company’s executive officers for 2004, are as set forth below.

     Salary determinations have not been based upon any specific criteria, but include consideration of the local and industry market. The Committee believes that, as compared to most other public companies, the salaries paid to its executive officers are modest, but competitive with like size companies in the region.

     Bonuses may be paid under the Quipp, Inc. Management Incentive Compensation Plan. Under that plan for 2004, maximum total bonuses were based upon a percentage of budgeted operating profit, resulting in an available pool of $50,000, all of which was paid out in early 2005. Awards for executives other than the Chief Executive Officer were based on a percentage of the available bonus pool, adjusted based on a subjective determination of the “percentage” of personal objectives achieved. In this regard, the Committee relied to a considerable extent on the observations of the Chief Executive Officer. Among the personal objectives considered for executives were on-time shipments, labor productivity, employee training and development, software standardization, project management, new product introductions and engineering support for the sales staff and project managers.

     As noted in last year’s Compensation Committee Report, the Committee granted an option to Mr. Kady to purchase 10,000 shares of Quipp common stock in February 2004. However, for the reasons set forth above, the Committee did not grant any additional options to executives thereafter. As described below, the Committee authorized the grant of 5,000 shares of restricted stock to Mr. Kady in February 2005. The restricted stock will vest in February 2008.

     Compensation for Mr. Kady has principally been based on the Committee’s view that he has continued to exercise strong leadership in the uncertain environment that has confronted the post-press industry throughout his tenure. The Committee did not apply any specific formula to components of Mr. Kady’s compensation, but determined to increase his salary by $13,000 in 2004 and by an additional $10,000 in February 2005 based on these considerations. In addition, to further enhance his incentive to increase shareholder value, the Committee provided the restricted share grant set forth above. Finally, the Committee authorized a bonus payment to Mr. Kady of $21,300. While the Committee viewed these increases and awards as well-deserved, it also felt that they were appropriately measured, reflecting Quipp’s modest, though improving, financial results.

     Certain provisions of the Internal Revenue Code provide generally that a publicly-held corporation may not deduct compensation for its chief executive officer or each of other specified executive officers to the extent that such compensation exceeds $1 million for the executive. It is not expected that these provisions will adversely affect Quipp based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain well below the $1 million limitation in the foreseeable future. In addition, Quipp’s Equity Compensation Plan is designed to comply with regulations that preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options under the plan.

Lawrence J. Gibson, Chairman
William A. Dambrackas
Cristina H. Kepner

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects Quipp’s independent accountants.

     Management is responsible for Quipp’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Quipp’s consolidated financial statements in accordance with applicable auditing standards and to issue a report on those consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants, together and separately. Management represented to the Audit Committee that Quipp’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee).

     Quipp’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Quipp’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Arthur J. Rawl, Chairman
Cristina H. Kepner
Robert C. Strandberg

FEES PAID TO AUDITORS

     Fees for all services provided by KPMG LLP for 2003 and 2004 were as follows:

Audit Fees

     The aggregate fees billed for professional services rendered by KPMG LLP for the audit of Quipp’s annual consolidated financial statements and the reviews of Quipp’s consolidated financial statements included in Quipp’s quarterly reports on Form 10-Q was $172,987 in 2003 and $158,000 in 2004.

Audit Related Fees

     There were no assurance and related services rendered by KPMG LLP to Quipp in 2003 and 2004 that were reasonably related to the performance of the audit or review of Quipp’s consolidated financial statements and were not reported under “Audit Fees” above.

Tax Fees

     There were no professional services rendered by KPMG LLP in 2003 and 2004 for tax compliance, tax advice and tax planning.

All Other Fees

     There were no products and services provided by KPMG LLP in 2003 and 2004, other than the services referred to above.

EXECUTIVE COMPENSATION

Compensation Summary

     The following table sets forth certain information regarding compensation paid during 2004 by Quipp to the Chief Executive Officer and Quipp’s three other executive officers.

SUMMARY COMPENSATION TABLE

							Long-term
							Compensation
		Annual Compensation					Awards
									All
					Other		Restricted	Securities	Other
Name and					Annual		Stock	Underlying	Compensation
Principal Position	Year	Salary		Bonus	Compensation		Awards	Options	($)(1)
Michael S. Kady(2)	2004	$188,750		$21,300	—		—	10,000	$2,831
President and	2003	$172,288		$13,500	—		—	—	$2,585
Chief Executive	2002	$142,923		$8,000	$78,245	(3)	$14,777	6,000	$1,036
Officer

Angel Arrabal	2004	$163,577	(4)	—	—		—	—	$1,832
Vice President –	2003	$152,369	(4)	—	—		—	—	$2,882
Sales and Marketing of Quipp Systems, Inc.

Christer A. Sjogren	2004	$118,154		$4,500	—		—	—	$4,754
Executive Vice	2003	$115,400		$4,000	—		—	—	$4,195
President of Quipp	2002	$110,592		$3,360	—		—	—	$5,310
Systems, Inc.

David Switalski	2004	$113,538		$4,500	—		—	—	$4,561
Vice President –	2003	$108,923		$5,300	—		—	—	$4,154
Operations of	2002	$103,731		$4,200	—		—	—	$5,187
Quipp Systems, Inc.

(1)	Constitutes amounts contributed by Quipp, for the benefit of the executive officer, to Quipp’s Employee Savings and Investment Plan.

(2)	Mr. Kady has been President and Chief Executive Officer of Quipp since February 2002.

(3)	Includes relocation and temporary living expense reimbursement of $72,470 paid to Mr. Kady in connection with his commencement of employment.

(4)	Includes $102,803 and $93,600 in sales commissions for 2004 and 2003, respectively. Mr. Arrabal does not participate in Quipp’s Management Incentive Compensation Plan (reflected in the “Bonus” column)

     On February 22, 2005, Mr. Kady was granted 5,000 shares of restricted common stock, which shares vest on the third anniversary of the grant.

Stock Options

     The following table presents information about stock option grants made during 2004 to the executive officers of Quipp who are named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants(1)
Percent of
Total
	Number of	Options			Potential Realizable Value at
	Securities	Granted to			Assumed Annual Rates of Stock
	Underlying	Employees	Exercise		Price Appreciation for Option
	Options	in Last	Price	Expiration	Term (2)
Name	Granted	Fiscal Year	($/Share)	Date	5%	10%
Michael S. Kady	10,000	100%	$13.60	02/15/2011	$55,365	$129,025

Christer A. Sjogren	—	—	—	—	—	—

David Switalski	—	—	—	—	—	—

Angel Arrabal	—	—	—	—	—	—

(1)	The options were granted under the 1996 Equity Compensation Plan with an exercise price equal to the fair market value per share on the date of grant. The options vest as to 2,500 shares on each of the first four anniversaries of the date of grant and terminate seven years from the date of grant.

(2)	In accordance with SEC regulations, these columns show gains that could accrue for the respective options assuming that the market price of the common stock appreciates in value from the date of grant over a period of seven years (except as noted below) at an annualized rate of 5% and 10%, respectively. Actual gains, if any, on stock option exercises are dependent on the future performance of Quipp’s common stock and overall market conditions. These amounts are not intended to forecast possible future increases, if any, in the market price of Quipp’s common stock.

     The following table presents information about the number and value of options held at December 31, 2004 by the executive officers of Quipp who are named in the Summary Compensation Table. No options were exercised during 2004.

FISCAL YEAR END OPTION VALUES

	Number of Shares		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at Fiscal Year-End		at Fiscal Year-End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael S. Kady	4,000	12,000	$0	$0

Christer A. Sjogren	18,000	—	$0	$0

David Switalski	7,500	—	$0	$0

Angel Arrabal	5,625	—	$0	$0

(1)	Based upon $12.56 per share, which was the last sale price of Quipp’s common stock as reported by Nasdaq on December 31, 2004.

Change of Control Agreements

     In December 2000, Quipp entered into change of control agreements with several officers of Quipp Systems, including Messrs. Sjogren, Switalski and Arrabal, and in June 2002, Quipp entered into an identical agreement with Mr. Kady. Under each change of control agreement, if the executive officer is terminated for any reason other than “cause” (as defined in the agreement) or suffers a “constructive termination without cause” during the period commencing 90 days prior to a change of control and ending 12 months following the change of control, the executive officer will receive an amount equal to two times his base salary. In addition, for a period of 12 months following each termination or constructive termination, Quipp will reimburse the executive officer for the cost of COBRA health insurance continuation coverage under Quipp’s health plan and will continue to provide any automobile or automobile allowance made available to the executive officer prior to the change of control. Under the Agreement, a “change of control” is defined generally as meaning the acquisition by a person of securities having more than 20 percent of the voting power of the Company’s outstanding securities; a sale or other disposition of substantially all of the Company’s assets; any transaction in which the shareholders of the Company do not beneficially own at least 80 percent of the voting power of the surviving company in the election of directors; or a change in the composition of the board as a result of which incumbent board members constitute less than a majority of the board. The Board of Directors may determine, however, that one or more of these events do not constitute a change of control, provided that a majority of the Board consists of “incumbent board members” (as defined in the agreement). A “constructive termination without cause” means the executive officer’s resignation following a reduction in the officer’s compensation, a significant decrease in the officer’s duties and responsibilities, or assignment of duties and responsibilities that are materially and adversely inconsistent with the duties and responsibilities held by the officer on the date of the agreement, or the relocation of the officer out of the greater Miami, Florida area. In connection with the agreement, the executive officer agrees to certain confidentiality and non-competition provisions.

PROPOSAL TO AMEND AND RESTATE THE QUIPP, INC. EQUITY COMPENSATION PLAN

     On February 22, 2005, the Board of Directors adopted an amendment and restatement of the Quipp, Inc. 1996 Equity Compensation Plan (the “1996 Plan”), subject to shareholder approval at the 2005 annual meeting of shareholders. The amended 1996 Plan will be known as the Quipp, Inc. Equity Compensation Plan and is referred to below as the “amended Plan” or the “Plan.” The Board has directed that the proposal to approve the amended Plan be submitted to the Company’s shareholders for their approval at the meeting. If approved, the amended Plan will be effective as of June 7, 2005.

     The Plan reflects amendments that (i) extend the term of the Plan to June 6, 2015; (ii) provide for the grant of restricted stock in the form of stock units and permit stock units to be granted with dividend equivalents; (iii) permit stock options, restricted stock and stock units to be awarded to non-employee directors (previously, the 1996 Plan provided only for the grant of stock options to directors); (iv) remove the provisions relating to formula stock option grants to directors since formula grants were discontinued in 1999; (v) allow the Committee (as defined below) to establish other definitions of change in control for purposes of specific grants or awards, in order to comply with requirements of the Internal Revenue Code of 1986, as amended ( the “Code”) or as the Committee otherwise deems appropriate; (vi) prohibit the repricing of options unless the shareholders approve the repricing; (vii) enable the Committee to permit a grantee to satisfy tax withholding obligations with respect to grants or awards by having shares withheld to cover the required tax withholding amount, and (viii) make other clarifying and updating changes. The amended Plan will not increase the number of shares available for issuance under the 1996 Plan.

     The 1996 Plan currently provides for (i) grants of stock options and stock bonus awards to employees of the Company and its subsidiaries and consultants and advisors; (ii) grants of stock options to non-employee members of the Board (“non-employee directors”); and (iii) grants of restricted stock to employees of the Company and its subsidiaries. The 1996 Plan authorizes up to 600,000 shares of common stock for issuance under the 1996 Plan. Stock option grants to purchase 117,625 shares of common stock and restricted stock grants with respect to 5,000 shares of common stock are outstanding under the 1996 Plan. 72,764 shares of common stock remain available for issuance under the 1996 Plan. As noted above, shareholders are not being asked to increase the number of shares available for issuance under the amended Plan.

     The 1996 Plan authorizes up to 600,000 shares of common stock to be issued under the 1996 Plan. Of that amount, 404,611 shares have previously been issued, 117,625 shares are subject to outstanding stock options, 5,000 shares have been awarded as a restricted stock grant that will vest in February 2008 and 72,764 shares remain available for future issuance. However, it is anticipated that options to purchase 34,125 shares having an exercise price of $17.50 per share will expire in May 2005, and those shares will become available for future issuance.

     Approval of the amended Plan by the shareholders will enable the Company to continue to include equity based compensation as a component of executive compensation. Moreover, the Board believes that approval of the amended Plan will provide more clarity regarding the types of equity awards available under the Plan, and will enable the Corporate Governance and Compensation Committee to fashion equity awards that will provide longer-term incentives than were realized when stock options were primarily used to provide long-term compensation. See the Report of the Corporate Governance and Compensation Committee in this proxy statement.

     The material terms of the amended Plan are summarized below. A copy of the full text of the amended Plan is attached to this proxy statement as Exhibit A. This summary of the amended Plan is not intended to be a complete description of the amended Plan and is qualified in its entirety by the actual text of the amended Plan, to which reference is made.

Material Features of the Plan

     General. The amended Plan authorizes up to 600,000 shares of common stock for issuance pursuant to the terms of the Plan, subject to adjustment in certain circumstances as discussed below. However, as noted above, most of the authorized shares have previously been issued or are subject to outstanding grants or awards. If and to the extent that stock options granted under the Plan terminate, expire or are canceled without being exercised, or if any shares of restricted stock (including stock units) or stock bonus awards are forfeited, the shares subject to such stock options, restricted stock grants or awards will become available again for purposes of the Plan (in the case of a restricted stock grant or a stock bonus award, regardless of whether such grant or award provided voting or dividend rights to the participant). No grantee may receive grants of stock options, restricted stock grants or awards for more than an aggregate of 100,000 shares of common stock during the term of the Plan.

     Administration of the Plan. The Plan will be administered and interpreted by the Board or a committee of not less than two persons appointed by the Board from among its members, each of whom must be an “outside director” as defined by Section 162(m) of the Code. The Board or such committee is referred to as the “Committee.” The Corporate Governance and Compensation Committee of the Board currently serves as the Committee. The Committee has the sole authority to determine (i) persons to whom stock options or restricted stock grants (collectively, “Grants”) or stock bonus awards (“Awards”) may be granted under the Plan; (ii) the type, size and other terms and conditions of each Grant or Award; (iii) the time when the Grants or Awards will be made; and (iv) any other matters arising under the Plan.

     The Committee has full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion.

     Grants and Awards. All Grants and Awards are subject to the terms and conditions set forth in the Plan and to those other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the designated grantees. Grants and Awards under the Plan need not be uniform as among other recipients of the same type of Grant or Award.

     Eligibility for Participation. The Committee is responsible for designating the employees of the Company and its subsidiaries, non-employee directors and consultants and advisors who will participate in the Plan. As of April 18, 2005, 109 employees and 6 non-employee directors were eligible for Grants or Awards under the Plan. The Committee is authorized to select the individuals to receive Grants or Awards from among the eligible persons and to determine the number of shares of common stock that are subject to each Grant or Award. To be eligible, consultants and advisors must render bona fide services and such services must not be in connection with the offer or sale of securities in a capital raising transaction.

     Stock Options. The Committee may grant stock options intended to qualify as incentive stock options (“ISOs”) within the meaning of section 422 of the Code or so-called “non-qualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs or NQSOs. Only employees of the Company or its subsidiaries may receive ISOs.

     The Committee fixes the option price per share at the date of grant. The option price per share of any stock option granted under the Plan may not be less than the fair market value of an underlying share of common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the option price per share of an ISO must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs granted under the Plan and any other plan become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs, to the extent of such excess, must be treated as NQSOs. Currently, the measure of fair market value of a share of Company common stock on a particular date is the closing sale price of a share of common stock as reported on the Nasdaq National Market on that date. On April 18, 2005, the closing price per share of the Company’s common stock, as reported on Nasdaq, was $11.40.

     The Committee determines the term of each stock option, which may not exceed ten years from the date of grant or, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, five years from the date of grant. The vesting period for stock options, if any, will be as determined by the Committee and specified in the grant letter, which is the written document evidencing the Grant. The Committee may, at any time, accelerate the exercisability of any stock option. A grantee may exercise a stock option by delivering notice of exercise to the Committee with accompanying payment of the option price. The grantee may pay the option price (i) in cash; (ii) with the approval of the Committee, by delivering shares of common stock already owned by the Grantee for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and having a fair market value on the date of exercise equal to the option price; (iii) with a combination of cash and shares of common stock; or (iv) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Grantee must pay the option price and the amount of any federal, state or local withholding tax due in connection with such a stock option exercise.

     Termination of Stock Options as a Result of Termination of Employment, Disability or Death. If a grantee ceases to serve as an employee, director, consultant or advisor to the Company or its subsidiaries for any reason other than disability, death or termination for cause, the grantee’s stock options will terminate 90 days following the date on which he or she ceases to be employed by or providing service to the Company. If the grantee’s employment or service ceases due to the grantee becoming disabled within the meaning of Section 22(e)(3) of the Code, the grantee’s stock options will terminate one year following the date on which he or she ceases to be employed by or providing service to the Company. In the event of the death of a grantee while employed by or providing service to the Company or within three months after he or she ceases to be employed by or providing service to the Company, the grantee’s personal representative may exercise the stock options until one year following the grantee’s date of death. If the grantee’s employment or service ceases due to termination by the Company for cause (as defined in the Plan), the grantee’s stock options will terminate immediately. In each case described above, however, the Committee may specify a different termination date, but in any event no later than the date of expiration of the option term.

     Restrictions on Transferability of Stock Options. Subject to the exceptions described below, no stock option granted under the Plan may be transferred, except by will or the laws of descent and distribution. However, (i) an NQSO may be transferred pursuant to a domestic relations order; and (ii) the Committee may provide, in a grant letter, that a grantee may transfer stock options to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that the grantee receives no consideration for the transfer and the stock options continue to be subject to the same terms and conditions that were applicable immediately prior to such transfer.

     Restricted Stock Grants. The Committee may grant shares of common stock or stock units as a restricted stock grant under the Plan. The grant letter relating to a restricted stock grant will provide for a period during which the Grant will remain subject to restrictions, including restrictions on transferability. During the restriction period, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of common stock to which the restriction period applies, except as provided by the Committee. If so determined by the Committee, a grantee may have voting rights and the right to receive dividends during the restricted period with regard to shares issued pursuant to a restricted stock grant. If a grantee’s employment terminates during the restriction period, the restricted stock grant will terminate with respect to all shares covered by the grant as to which the restriction has not lapsed, and those shares will be forfeited by the grantee. All restrictions imposed under the restricted stock grant lapse upon the expiration of the applicable restriction period. The Committee may determine as to any or all restricted stock grants that all restrictions will lapse under such other circumstances as it deems appropriate without regard to any restriction period.

     The Committee may grant restricted stock in the form of stock units, which represent the right of the grantee to receive a share of common stock or an amount based on the value of a share of common stock, subject to terms and conditions specified by the Committee. Stock units will be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. Payment with respect to stock units will be made in shares of common stock, except as described below with respect to a “Change in Control.” The Committee will determine in the grant letter under what circumstances a grantee may retain stock units after termination of the grantee’s employment or service, and the circumstances under which stock units may be forfeited.

     The Committee may grant dividend equivalents with respect to stock units. Dividend equivalents may be paid currently or may be deferred, as determined by the Committee. All dividend equivalents that are not paid currently will be credited to a bookkeeping account on the Company’s records for purposes of the Plan. Dividend equivalents may be accrued as a cash obligation, or may be converted to stock units. Dividend equivalents may be payable in cash or shares of common stock or in a combination of cash and stock, as determined by the Committee.

     Stock Bonus Awards. Subject to limitations of applicable law, the Committee may grant to participants, other than non-employee directors, stock bonus awards as a “bonus” and not subject to any restrictions or conditions.

     Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time. Nevertheless, the Board may not, without obtaining shareholder approval, change the class of individuals eligible to receive an ISO, or increase the maximum number of shares as to which Grants or Awards may be made under the Plan or the individual limit for any single Grantee. The Plan will terminate on June 6, 2015 unless terminated earlier by the Board or extended by the Board with approval of the shareholders.

     Amendment and Termination of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant or Award is made will not adversely affect an outstanding Grant or Award unless the Grantee consents; provided, however, that the Committee may revoke any Grant or Award if it is contrary to applicable law, or modify a Grant or Award to bring it into compliance with valid and mandatory government regulation. The termination of the Plan will not impair the power and authority of the Committee with respect to outstanding Grants or Awards. The Committee may not reprice stock options, nor may the Board amend the Plan to permit repricing of stock options, unless the shareholders provide prior approval for the repricing.

     Adjustment Provisions. If there is any change in the number or kind of shares of common stock outstanding by reason of a stock dividend, a recapitalization, stock split, or combination or exchange of such shares, or merger, reorganization or consolidation of the Company, reclassification or change in the par value or similar event, or if the value of outstanding shares of common stock is substantially reduced due to the Company’s payment of an extraordinary dividend or distribution, the number and kind of shares of common stock available for Grants and Awards, the individual limit for any single participant, and the number and kind of shares and price per share subject to outstanding Grants and Awards, will be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of common stock.

     Change in Control Provisions. In the event of a “Change in Control,” (as defined in the Plan) all outstanding stock options will be immediately exercisable, all restrictions on restricted stock grants will lapse, and any outstanding stock units and dividend equivalents will vest and be payable in full, unless the Committee determines otherwise. The Committee may make such determination up to 30 days following the Change in Control, provided that the Committee must be comprised of the same members as served on the Committee immediately prior to the Change in Control. The Committee may determine that stock units and dividend equivalents will be paid in shares of Company common stock, cash or both upon a Change in Control.

     The Committee may establish a definition of Change in Control, other than the definition specified in the Plan, for purposes of specified Grants or Awards, in order to comply with section 409A of the Code or as the Committee otherwise deems appropriate.

     Supplemental Employee Retirement Program. The Committee is currently considering the adoption of a Supplemental Employee Retirement Program (“SERP”) under the Plan. If adopted, the SERP would provide for the grant of stock units to selected executives, including Quipp’s President and CEO, based on Quipp’s performance under certain financial metrics over a long-term performance period. The SERP under consideration contemplates that aggregate allocations at the end of each performance period will be determined based upon the Company’s net income over the performance period, subject to adjustment to account for extraordinary events and certain other events.

     The total number of shares (expressed as stock units) to be allocated at the end of each performance period will be calculated by dividing the allocation amount by the average trading price of Company common stock on the date of allocation. At the end of the performance period, the Committee will determine the number of shares (expressed as stock units) to be allocated to each participant’s account, and participants will generally become 100% vested in the stock units on the last day of the performance period. Vested stock units generally would be paid out in shares of Company common stock as soon as practicable after termination of employment.

     The Committee has not yet determined the definitive terms relating to the SERP, and reserves the right to determine not to proceed with the program, or to modify the contemplated terms summarized above, however, the committee currently intends to structure a SERP including the terms described above.

     Federal Tax Consequences.

     The federal income tax consequences arising with respect to Grants and Awards under the Plan will depend on the type of the Grant or Award. The following provides only a general description of the application of federal income tax laws to certain Grants or Awards under the Plan. This discussion is intended for the information of shareholders considering how to vote at the meeting and not as tax guidance to grantees in the Plan, as the consequences may vary with the types of Grants or Awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

     From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

     Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and the Company’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted a stock option that qualifies as an ISO, no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such stock option are held for a period longer than both (A)

one year from the date of exercise and (B) two years from the date of grant; (iii) the Company will not be entitled to a tax deduction for compensation attributable to Grants or Awards given to one of its named executive officers, if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million, and (iv) a grantee’s Grant or Award may be subject to a 20% excise tax in addition to ordinary income tax inclusion at the time a stock unit becomes vested, plus interest, even if the grantee has received no cash or stock in settlement of the award, if the stock unit constitutes “deferred compensation” under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

     The Plan provides that the Company has the right to require the grantee of any Grant or Award under the Plan to pay to the Company an amount necessary for the Company to satisfy its federal, state or local tax withholding obligations with respect to such Grants or Awards. The Company may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy the Company’s withholding obligation by having shares acquired pursuant to the Grant or Award withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

     THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE PROPOSAL TO AMEND AND RESTATE THE QUIPP, INC. EQUITY COMPENSATION PLAN

INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has selected KPMG LLP as the independent public accountants to examine the consolidated financial statements of Quipp for 2005. In accordance with Quipp’s past practice, this selection will be presented to the shareholders for ratification at the annual meeting. The firm of KPMG LLP or a predecessor firm has audited Quipp’s consolidated financial statements annually since 1983. If the shareholders do not ratify the appointment of KPMG LLP, the selection of independent public accountants may be reconsidered by the Audit Committee. A representative of KPMG LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions raised at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

FIVE YEAR PERFORMANCE COMPARISON

     The following line graph compares the yearly change in the cumulative total shareholder return on Quipp’s common stock for the past five fiscal years with the cumulative total return of the Nasdaq Market Index, the Dow Jones Factory Equipment Index (US), a peer group of companies previously used by Quipp and the Dow Jones Wilshire 5000 Industrial Machinery Subgroup, which Quipp is using for purposes of the performance comparison beginning with this proxy statement. The Dow Jones Factory Equipment Index (US) has been replaced by the Dow Jones U.S. Industrial Machinery Index, which does not include Quipp. Quipp believes the Dow Jones Wilshire 5000 Industrial Machinery Subgroup represents a preferable peer group because it includes a broader group of comparable companies than the Dow Jones U.S. Industrial Machinery Index.

     The returns are indexed to a value of $100 at December 31, 1999. Dividend reinvestment has been assumed and, with respect to companies in the Dow Jones Factory Equipment Index(US)/U.S.

     Industrial Machinery Subgroup and the Dow Jones Wilshire 5000 Industrial Machinery Subgroup, the returns of such companies have been weighted at each measurement point to reflect relative stock market capitalization.

	FY end	FY end	FY end	FY end	FY end	FY end
Index	1999	2000	2001	2002	2003	2004
Quipp, Inc.	$100.00	$158.99	$86.25	$79.69	$71.87	$78.50
Nasdaq Market Index	$100.00	$62.85	$50.10	$34.95	$52.55	$56.97
Dow Jones Factory Equipment Index (US)/U.S. Industrial Machinery Subgroup	$100.00	$90.26	$90.11	$77.51	$98.54	$120.40
Dow Jones Wilshire 5000 Industrial Machinery Subgroup	$100.00	$90.79	$100.47	$95.80	$131.23	$156.59

     The Dow Jones Wilshire 5000 Industrial Machinery Subgroup is not a “published industry or line-of-business index” as that term is defined by Securities and Exchange Commission regulations. Accordingly, it is considered a “peer index,” and the identity of the companies used in the index is as follows: Albany International Corp. Class A, Applied Films Corp., Baldwin Technology Inc. Class A, Brush Engineered Materials Inc., Circor International Inc., Clarcor Inc., Cohesant Technologies Inc., Crane & Co. Inc., Delphax Technologies Inc., Dynamic Materials Corp., Enpro Industries Inc., Flow International Corp., Flowserve Corp., Gardner Denver Inc., General Bearing Corp., Gentek Incorporated, Global Power Equipment Group Inc., Gorman Rupp Co., Graco Inc., Hardinge Inc., Hirsch International Corp. Class A, Hurco Companies Inc., IDEX Corp., Illinois Tool Works Inc., Ingersoll-Rand Co. Ltd. Class A, International Smart Sourcing Inc., Ionics Inc., K-Tron International, Inc., Kadant Inc., Kaydon

Corp., Key Technology Inc., Lydall Inc., Met-Pro Corp., Milacron Inc., Mueller Industries Inc., NN Inc., Nordson Corp., Oilgear Co., Paragon Technologies Inc., Parker Hannifin Corp., Paul Meuller Company, Penn Engineering & Manufacturing Corp., Quipp, Inc., Riviera Tool Company, Robbins & Myers Inc., Standex International Corp., TB Woods Corp., Tecumseh Products Co. Class A, Thomas Industries Inc., Timken Co., Wolverine Tube Inc. and WSI Industries Inc.

     The Dow Jones U.S. Industrial Machinery Subgroup is not a “published industry or line-of-business index” as that term is defined by Securities and Exchange Commission regulations. Accordingly, it is considered a “peer index,” and the identity of the companies used in the index is as follows: Albany International Corp. Class A, Clarcor Inc., Crane & Co. Inc., Flowserve Corp., Graco Inc., IDEX Corp., Illinois Tool Works Inc., Ingersoll-Rand Co. Ltd. Class A, Kadant Inc., Kaydon Corp., Mueller Industries Inc., Nordson Corp., Parker Hannifin Corp. and Timken Co.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Quipp’s officers and directors and beneficial owners of more than 10 percent of Quipp’s common stock to file reports of ownership of Quipp’s securities and changes in ownership with the Securities and Exchange Commission. Based on its review of Section 16(a) filings, Quipp believes that all filings required to be made during 2004 were made on a timely basis, except as follows: Mr. Kady and Mr. Branca each filed one report after the applicable due date covering one transaction.

ADVANCE NOTICE PROCEDURES

     In accordance with Quipp’s bylaws, notice relating to nominations for director or proposed business to be considered at the 2006 annual meeting of shareholders must be provided no earlier than November 26, 2005 nor later than December 26, 2005. The notice must meet certain other requirements set forth in the Bylaws. Shareholders may request a copy of the Bylaw provisions discussed above from the Secretary, c/o Quipp, Inc., 4800 N.W. 157 Street, Miami, FL 33014-6434. These requirements do not affect the procedures for submitting shareholder proposals for inclusion in the proxy statement, nor do they apply to questions a shareholder may wish to ask at the meeting.

SHAREHOLDER PROPOSALS

     Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible shareholder desires to have presented at the 2006 annual meeting of shareholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than December 26, 2005.

April 25, 2005

EXHIBIT A

QUIPP, INC. EQUITY COMPENSATION PLAN

     The purpose of the Quipp, Inc, Equity Compensation Plan (the “Plan”) is to provide designated officers (including officers who are also directors) and other employees of Quipp, Inc. and its subsidiaries (hereinafter collectively referred to as the “Company”), members of the Board of Directors of Quipp, Inc. who are not employed in any capacity by the Company (“Non-Employee Directors”) and consultants and advisors to the Company (“Key Advisors”) with certain rights to acquire common stock of Quipp, Inc. The Plan is an amendment and restatement of the Quipp, Inc. 1996 Equity Compensation Plan. The Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock and other awards with respect to common stock of Quipp, Inc. The Company believes that the Plan will be an incentive to the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders. The 2005 amendment and restatement is effective as of June 7, 2005, subject to shareholder approval, and shall apply to grants and awards made after such date. The terms of the 1996 Equity Compensation Plan as in effect before the 2005 amendment and restatement shall apply to grants and awards made prior to June 7, 2005.

1. Administration

     The Plan shall be administered and interpreted by the Board of Directors of Quipp, Inc. (the “Board of Directors”) or by a committee consisting of not less than two persons appointed by the Board of Directors from among its members who are Non-Employee Directors, all of whom are “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations. The Board of Directors, in such administrative capacity or, if appointed, such committee (either of which is hereinafter referred to as the “Committee”), shall have the sole authority to determine (i) the individuals to whom Grants and Awards (as defined below) shall be made under the Plan, (ii) the type, size and terms of the Grants or Awards to be made to each such individual, (iii) the time when the Grants or Awards will be made and (iv) any other matters arising under the Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any Grants or Awards hereunder. All Grants and Awards shall be made conditional upon the individual’s acknowledgement, in writing or by acceptance of the Grant or Awards, that all decisions and determinations of the Committee shall be final and binding on the individual, his or her beneficiaries and any other person having or claiming an interest under such Grant or Award.

2. Grants and Awards

     Incentives under the Plan shall consist of incentive stock options, nonqualified stock options and restricted stock grants (hereinafter collectively referred to as “Grants”) and stock bonus awards (“Awards”). All Grants and Awards shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the employee, Key Advisor or Non-Employee Director receiving the Grant or Award (the “Grantee”). The Committee shall provide each Grantee with a written letter describing the terms of the Grant or Award (the “Grant Letter”). The Committee shall approve the form and provisions of each Grant Letter. Grants or Awards under a particular Section of the Plan need not be uniform as among the employees, Key Advisors or Non-Employee Directors, and Grants and Awards under two or more Sections of the Plan may be combined in one instrument. The Committee may make Grants or Awards that are contingent on, and subject to, shareholder approval of the Plan or an amendment to the Plan.

3. Shares Subject to the Plan

(a) Subject to the adjustment specified below, the aggregate number of shares of common stock, $.01 par value, of Quipp, Inc. (“Company Stock”) that may be issued or transferred under the Plan is 600,000 shares. The maximum aggregate number of shares of Company Stock that shall be subject to Grants and Awards made under the Plan to any single individual during the term of the Plan shall be 100,000 shares. The shares may be authorized but unissued shares of Company Stock or treasury shares of Company Stock, including, without limitation, shares repurchased by the Company on the open market. If and to the extent options granted under the Plan terminate, expire, or cancel without having been exercised, or if any shares of restricted stock or stock bonus awards are forfeited (regardless of whether any voting rights are exercised, dividends received, or any other rights were vested in the Grantee prior to forfeiture), the shares subject to such option or comprising such restricted stock or stock bonus award shall again be available for purposes of the Plan.

(b) If there is any change in the number or kind of shares of Company Stock outstanding by reason of a stock dividend, recapitalization, stock split, or combination or exchange of such shares, or a merger, reorganization or consolidation of the Company, reclassification or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration or if the value of outstanding shares of Company Stock is substantially reduced due to the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants or Awards, the maximum number of shares of Company Stock for which any one individual participating in the Plan may receive Grants and Awards over the term of the Plan, and the number and kind of shares and price per share subject to outstanding Grants and Awards shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants or Awards; provided, however, that any fractional             shares resulting from such adjustment shall be eliminated. In connection with a merger, consolidation or share exchange involving a Change in Control (as defined herein), the Committee may require that, on a date specified by the Committee, Grantees surrender their outstanding Stock Options (as defined herein) in exchange for a payment by the Company, in cash or in Company Stock as determined by the Committee, in an amount equal to the amount by which the Fair Market Value (as defined herein) of the shares of Company Stock subject to the Grantee’s unexercised Stock Options exceeds the purchase price of Company Stock subject to the Stock Options. The adjustments and other determinations made by the Committee pursuant to this Section 3(b) shall be final, binding and conclusive. As used herein, the term “Company Stock” shall include any other kind of Company securities issued in respect of Company Stock pursuant to the events set forth in this Section 3(b).

4. Eligibility for Participation

     Officers and other employees of the Company, Key Advisors designated by the Committee and Non-Employee Directors shall be eligible to participate in the Plan. The Committee shall select the individuals to receive Grants and Awards from among the eligible persons and shall determine the number of shares of Company Stock subject to a particular Grant or Award in such manner as the Committee determines; provided, however, that Key Advisors must render bona fide services and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

5. Granting of Options

(a) Number of Shares. The Committee shall grant to each Grantee a number of stock options as the Committee shall determine.

(b) Type of Option and Price. The Committee may grant options qualifying as incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) or stock options which are not intended to so qualify (“Nonqualified Stock Options”) or any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as “Stock Options”) in accordance with the terms and conditions set forth herein; provided, however, that Key Advisors and Non-Employee Directors shall not be eligible to receive grants of Incentive Stock Options. Only employees of the Company (including subsidiaries as defined in section 424(f) of the Code) may receive Incentive Stock Options.

     The purchase price of Company Stock subject to an Incentive Stock Option or a Nonqualified Stock Option shall be at least equal to the “Fair Market Value” of a share of such Company Stock on the date such Stock Option is granted. The Fair Market Value per share shall be, if the principal trading market for the Company Stock is a national securities exchange or Nasdaq, the last reported sale price thereof on the relevant date or the latest preceding date upon which a sale was reported, or, if the Company Stock is not principally traded on such exchange or market, the last reported sales price or, if not available, the mean between the last reported “bid” and “ask” prices thereof on the relevant date, as reported on the OTC Bulletin Board or, if not so reported, as reported on pinksheets.com or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not subject to reported transactions or “bid” or “ask” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Term. The Committee shall determine the option term of each Stock Option. The term shall not exceed ten years from the date of grant.

(d) Exercisability of Options. Stock Options shall become exercisable in accordance with the terms and conditions determined by the Committee, in its sole discretion, and specified in the Grant Letter. The Committee, in its sole discretion, may accelerate the exercisability of any or all outstanding Stock Options at any time and for any reason. In addition, all outstanding Stock Options shall become immediately exercisable upon a Change in Control (as defined herein) unless the Committee, in its sole discretion, determines not to accelerate such Stock Options upon a Change in Control. The Committee may make such determination prior to the Change in Control or, provided that the Committee making such determination following a Change in Control is comprised of the same members as those on the Committee immediately prior to such Change in Control, within 30 days following such Change in Control.

(e) Manner of Exercise. A Grantee may exercise a Stock Option, in whole or in part, by delivering a notice of exercise to the Committee and by paying the option price as described in subsection (g) below. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer designated by the Company (“Designated Broker”) in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender this notice of exercise, which has been properly executed by the Grantee, and the aforementioned delivery instructions to any Designated Broker.

(f) Termination of Employment, Disability or Death.

(1) In the event the Grantee ceases to be an employee or director of the Company or a Key Advisor for any reason other than disability, death or a termination for “Cause” by the Company, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days of the date on which the Grantee ceases to be an employee, director or Key Advisor (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the option term.

(2) In the event the Grantee ceases to be an employee or director of the Company or a Key Advisor because the Grantee is disabled within the meaning of section 22(e)(3) of the Code, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year of the date on which the Grantee ceases to be an employee, director or Key Advisor (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the option term.

(3) In the event of the death of the Grantee while he is an employee, director or Key Advisor of the Company or within not more than three months of the date on which he ceases to be an employee, director or Key Advisor (or within such other period of time as may be specified by the Committee), any Stock Option which was otherwise exercisable by the Grantee at the date of death may be exercised by his personal representative at any time prior to the expiration of one year from the date of death (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the option term.

(4) In the event the Grantee ceases to be an employee or director of the Company or a Key Advisor on account of a termination for “Cause” by the Company, any Stock Option held by the Grantee shall terminate as of the date the Grantee ceases to be an employee, director or Key Advisor (or as the Committee may otherwise provide) but in any event no later than the date of expiration of the option term. “Cause” shall mean (i) with respect to Grantees other than Non-Employee Directors, except to the extent otherwise provided in a Grantee’s Grant Letter, a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Grantee, that the Grantee has breached his or her employment or service contract with the Company, or has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company, (ii) with respect to Non-Employee Directors, the date the Grantee’s directorship is terminated, if the directorship is terminated on account of (A) any act of fraud, intentional misrepresentation, embezzlement or theft, (B) commission of a felony or (C) disclosure of trade secrets or confidential information of the Company. In such event, in addition to the immediate termination of the Option, the Grantee shall automatically forfeit all option shares for any exercised portion of a Stock Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the option price.

(g) Satisfaction of Option Price. The Grantee shall pay the option price (i) in cash, (ii) with the approval of the Committee, by delivering shares of Company Stock already owned by the Grantee for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and having a Fair Market Value on the date of exercise equal to the option price, (iii) with a combination of cash and shares, or (iv) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or any successor regulation of the agency then responsible for administering margin regulations pertaining to securities brokers. The Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price and applicable withholding taxes are fully paid.

(h) Requirements for Incentive Stock Options. Each Grant of an Incentive Stock Option shall provide that to the extent that the aggregate Fair Market Value of the stock on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan or any other stock option plan of the Company exceeds $100,000, then such Stock Options, to the extent of such excess, shall be treated as Nonqualified Stock Options. An Incentive Stock Option shall not be granted to any Grantee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (including a parent or subsidiary), unless the option price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant and the option term is not more than five years from the date of grant. Notwithstanding anything in the Plan to the contrary, to the extent that any Stock Option does not qualify as an Incentive Stock Option, such option shall be treated as a Nonqualified Stock Option.

6. Restricted Stock Grants

     The Committee may issue or transfer shares of Company Stock or stock units with respect to Company Stock, subject to restrictions as set forth herein, to an employee, Non-Employee Director or Key Advisor under a grant (a “Restricted Stock Grant”). The following provisions are applicable to Restricted Stock Grants:

(a) General Requirements. Shares of Company Stock issued pursuant to Restricted Stock Grants will be issued for no consideration unless otherwise required under applicable law. Subject to any other restrictions by the Committee as provided pursuant to this Section, restrictions on the transfer of shares of Company Stock set forth in Section 6(d) shall lapse as provided in the Grant Letter. The period of time during which the Restricted Stock Grant will remain subject to restrictions, including the time prior to satisfaction of performance or other conditions for removal of restrictions, will be designated in the Grant Letter as the “Restriction Period.”

(b) Number of Shares. The Committee shall grant to each Grantee a number of shares of Company Stock pursuant to a Restricted Stock Grant in such manner as the Committee determines.

(c) Requirement of Employment. If the Grantee’s employment terminates during a period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and, unless the Company has retained possession of the shares of Company Stock subject to restriction, those shares of Company Stock must be immediately returned to the Company. The

Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Company Stock to which such Restriction Period applies except as provided by the Committee. Each certificate for a share issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. Subject to Section 17(b), the Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such shares have lapsed.

(e) Voting and Dividends. If so determined by the Committee, the Grantee shall have the right to vote shares of the Company Stock subject to the Restricted Stock Grant and to receive the payment of any cash dividends paid on such shares during the Restricted Period.

(f) Lapse of Restrictions. All restrictions imposed under a Restricted Stock Grant shall lapse upon the expiration of the applicable Restriction Period or earlier as described below with respect to a Change in Control. In addition, the Committee may determine as to any or all Restricted Stock Grants that all the restrictions shall lapse, without regard to any Restriction Period, under such circumstances as the Committee deems appropriate.

(g) Stock Units. The Committee may grant Restricted Stock Grants in the form of stock units, upon such terms and conditions as the Committee deems appropriate. Each stock unit shall represent the right of the Grantee to receive a share of Company Stock or an amount based on the value of a share of Company Stock. The Committee shall determine the number of stock units to be granted and the terms and conditions for stock units, which may include payment based on achievement of performance goals. Stock units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee may grant dividend equivalents with respect to stock units, as described in subsection (h) below. Payment with respect to stock units shall be made in shares of Company Stock, except as described in subsection (i) below with respect to a Change in Control. The Committee shall determine in the Grant Letter under what circumstances a Grantee may retain stock units after termination of the Grantee’s employment or service, and the circumstances under which stock units may be forfeited.

(h) Dividend Equivalents. The Committee may grant dividend equivalents in connection with stock units granted under subsection (g), under such terms and conditions as the Committee deems appropriate. Dividend equivalents may be paid to Grantees currently or may be deferred, as determined by the Committee. All dividend equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend equivalents may be accrued as a cash obligation, or may be converted to stock units for the Grantee, on terms determined by the Committee. Dividend equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

(i) Change in Control. Upon a Change in Control of the Company, the Restriction Period for shares of outstanding Restricted Stock Grants shall immediately lapse, and any outstanding stock units and dividend equivalents shall vest and be payable in full, unless the Committee, in its sole discretion, determines not to lapse such restrictions or provide for full vesting and payment upon a Change in Control. The Committee may make such determination prior to the Change in Control or, provided that the Committee making such determination following a Change in Control is comprised of the same members as those on the Committee immediately prior to such

Change in Control, within 30 days following such Change in Control. The Committee may determine that stock units and dividend equivalents shall be paid in shares of Company Stock, cash or both upon a Change in Control.

7. Stock-Based Awards

     The Committee is authorized, subject to limitations under applicable law, to grant to employees and Key Advisors (but not to Non-Employee Directors) Awards of Company Stock purely as a “bonus” and not subject to any restrictions or conditions, or subject to such restrictions or conditions as the Committee deems appropriate.

8. Transferability of Stock Options

     No Stock Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom a Stock Option is granted, such Stock Option may be exercised only by such person. Notwithstanding the foregoing, (i) a Nonqualified Stock Option may be transferred pursuant to the terms of a domestic relations order, and (ii) the Committee may provide, in a Grant Letter, that a Grantee may transfer Stock Options to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners (a “Family Transfer”), provided that the Grantee receives no consideration for a Family Transfer and the Grant Letters relating to Stock Options transferred in a Family Transfer continue to be subject to the same terms and conditions that were applicable to such Stock Options immediately prior to the Family Transfer.

9. Change in Control

     (a) The term “Change in Control” of the Company shall have the following meaning, unless the Committee determines otherwise in the Grant Letter:

     A “Change in Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) and the shareholders of the other constituent corporation (or its board of directors if shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company Stock immediately prior to the merger or consolidation will have at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Company Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company) shall have become the beneficial owner of, or shall have obtained voting control over, securities of the Company having at least twenty percent (20%) of the combined voting power of outstanding securities of the Company in the election of directors, or (v) the first day after the date this Plan is approved by shareholders of the

Company when directors are elected such that a majority of the members of the Board of Directors shall have been members of the Board of Directors for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(b) The Committee may establish another definition of Change in Control for purposes of specified Grants or Awards, in order to comply with section 409A of the Code or as the Committee otherwise deems appropriate.

10. Amendment and Termination of the Plan

(a) Amendment. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not change the class of individuals eligible to receive an Incentive Stock Option or increase the maximum number of shares as to which Grants or Awards may be made under the Plan, or the individual limit for any single Grantee, without obtaining shareholder approval by such vote as is required by the Florida Business Corporation Act, as amended and, if applicable, the provisions of the Company’s Articles of Incorporation or By-Laws, or, if a greater vote is required in order to comply with applicable requirements of the Code or applicable requirements of a stock exchange or national securities association, by such vote as is required by the Code or applicable stock exchange or national securities association requirements.

(b) Termination of Plan. The Plan shall terminate on June 6, 2015, unless terminated earlier by the Board of Directors or unless extended by the Board of Directors with the approval of the Company’s shareholders.

(c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant or Award is made shall not adversely affect an outstanding Grant or Award unless the Grantee holding such Grant or Award consents or unless the Committee acts under Section 17(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant or Award. Whether or not the Plan has terminated, an outstanding Grant or Award may be terminated or amended under Section 17(b) or may be amended by agreement of the Company and the Grantee holding such Grant or Award consistent with the terms of the Plan.

(d) No Repricing Without Shareholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Stock Options, nor may the Board of Directors amend the Plan to permit repricing of Stock Options, unless the shareholders of the Company provide prior approval for such repricing.

11. Rights of Grantees

     Nothing in this Plan shall entitle any person to any claim or right to be given a Grant or Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Grantee any rights to be retained by or in the employ of the Company.

12. Withholding of Taxes

(a) Required Withholding. The Company shall have the right to deduct from wages paid to the employee of the Company any federal, state or local taxes required by law to be withheld with respect to Grants or Awards, and the Grantee or other person receiving Company Stock under the Plan shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Company Stock.

(b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company’s tax withholding obligation with respect to Grants or Awards paid in Company Stock by having shares withheld, at the time such Grants or Awards become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

13. Agreements with Grantees

     Each Grant made under this Plan shall be evidenced by a Grant Letter containing such terms and conditions consistent with the terms of the Plan, as the Committee shall approve.

14. Requirements for Issuance of Shares

     No Company Stock shall be issued or transferred upon payment of any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant or Award made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

15. Headings

     Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

16. Effective Date of the Plan

     Subject to the approval of the Company’s shareholders, this amendment and restatement of the Plan shall be effective as of June 7, 2005.

17. Miscellaneous

(a) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant granted by such corporation (“Substituted Stock Incentives”). The terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b) Compliance with Law. The Plan, the exercise of Stock Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants and Awards shall be subject to all applicable laws and to approvals by an governmental or regulatory agency as may be required, including, without limitation, the filing of a registration statement under the Securities Act of 1933 with respect to shares of Company Stock under the Plan. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of

Section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3; to the extent that any provision of the Plan would cause a conflict with such conditions or would cause the administration of the Plan as provided in Section 1 to fail to satisfy the conditions of Rule 16b-3, such provision shall be deemed null and void to the extent permitted by applicable law. The Committee may revoke any Grant if it is contrary to applicable law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Ownership of Stock. A Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant or Award until the shares are issued or transferred to the Grantee on the stock transfer records of the Company, except as may be determined pursuant to Section 6(e).

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants or Awards under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Grantee or any other person. No Grantee or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Employees Subject to Taxation Outside the United States. With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants or Awards on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(front)

QUIPP, INC.
Annual Meeting of Shareholders – June 7, 2005
This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints CRISTINA H. KEPNER and MICHAEL S. KADY, with full power of substitution, proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Quipp, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Quipp, Inc. to be held at the Company offices at 4800 N.W. 157 Street, Miami, FL 33014-6434, at 10:00 A.M. Eastern Daylight Time on June 7, 2005 and any adjournment thereof, subject to the directions indicated on the reverse side.

     If no directions are given, the shares will be voted FOR the election of the listed nominees for director, FOR the proposal to amend and restate the Quipp, Inc. Equity Compensation Plan and FOR the proposal to ratify the appointment of KPMG LLP. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF QUIPP, INC.

     Note: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

(reverse)

Annual Meeting of Shareholders of
QUIPP, INC.

June 7, 2005

Please date, sign and mail your
proxy card back in the envelope provided
as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:

☐	FOR ALL NOMINEES
		¡	William A. Dambrackas
☐	WITHHOLD AUTHORITY	¡	Lawrence J. Gibson
	FOR ALL NOMINEES	¡	Michael S. Kady
		¡	Cristina H. Kepner
		¡	Arthur J. Rawl
☐	FOR ALL EXCEPT	¡	Robert C. Strandberg
(See instructions below)

		FOR	AGAINST	ABSTAIN
2.	Proposal to amend and restate the Quipp, Inc. Equity Compensation Plan.	☐	☐	☐

3.	Proposal to ratify the appointment of KPMG LLP as independent public accountants for 2005.	☐	☐	☐

4.	To vote on such other matters that may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method
☐

Signature of Shareholder	Date	, 2005	Signature of Shareholder	Date	, 2005

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.